EXHIBIT 99.1

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

Brink’s Acquires Logistics Software Firm in France

RICHMOND, Va., January 9, 2012 – The Brink’s Company (NYSE:BCO), a global leader in security-related services, today announced its acquisition of Kheops, SAS, a provider of logistics software and related services, for approximately $17 million.  The acquisition gives Brink’s proprietary control of software used primarily in its cash-in-transit and money processing operations in France.  Brink’s intends to continue developing the software for internal use in France and certain other countries in which it operates.
Brink’s France, which had revenue of $533 million in 2010, was Kheops’ primary customer prior to the acquisition.  Future development efforts will be dedicated exclusively to Brink’s operations.
The acquisition reflects Brink’s growing investment in information technology to improve operational efficiency, enhance customer service and support growth initiatives.
The transaction is expected to be earnings-neutral in 2012 and accretive to earnings in 2013.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.Brinks.com or call 804-289-9709.

Forward-Looking Statements

This release contains forward-looking information about the acquisition of Kheops, SAS and its projected impact on the company. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.  Additional discussion of factors that could affect future results is contained in the company’s periodic filings with the Securities and Exchange Commission.  All forward-looking information should be evaluated in the context of these risks, uncertainties and contingencies.  The information included in this release is representative only as of the date of this release, and the company undertakes no obligation to update any information contained in this release.

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